Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this registration statement on Form S-3 of our report dated February 22, 2019, relating to the consolidated financial statements of Nevada Power Company and subsidiaries appearing in the annual report on Form 10-K of Nevada Power Company for the year ended December 31, 2018, and to the reference to us under the heading “Experts” in the prospectus, which is part of this registration statement.

/s/ Deloitte & Touche LLP

Las Vegas, Nevada
October 15, 2019